EXHIBIT 10.31

ASSET PURCHASE AGREEMENT

by and between

SENIOR LIVING COMMUNITIES, LLC, HOMESTEAD HILL RETIREMENT LIMITED PARTNERSHIP,
RIDGECREST RETIREMENT, LLC, LITCHFIELD RETIREMENT, LLC, SUMMIT HILLS, LLC,
OSPREY VILLAGE AT AMELIA ISLAND, LTD., BRIGHTWATER RETIREMENT, LLC, CASCADES RETIREMENT, LLC,
MARSH’S EDGE, LLC,

and

CASCADES NURSING, LLC

Collectively, “Seller” and

NHI-REIT OF SEASIDE, LLC

“Purchaser”

Dated as of: December 1, 2014

FACILITIES

BRIGHTWATER
101 BRIGHTWATER DRIVE MYRTLE BEACH, SC 29579

LAKES AT LITCHFIELD
120 LAKES AT LITCHFIELD DRIVE PAWLEYS ISLAND, SC 29585

CASCADES VERDAE
10 FOUNTAINVIEW TERRACE
GREENVILLE, SC 29607

SUMMIT HILLS
110 SUMMIT HILLS DRIVE SPARTANBURG, SC 29307

HOMESTEAD HILLS
3250 HOMESTEAD CLUB DRIVE WINSTON-SALEM, NC 27103

RIDGECREST
1000 RIDGECREST LANE MT. AIRY, NC 27030

MARSH’S EDGE
136 MARSH’S EDGE LANE ST. SIMONS ISLAND, GA 31522

OSPREY VILLAGE
76 OSPREY VILLAGE DRIVE AMELIA ISLAND, FL 32034

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), is made as of December 1, 2014 (the “Execution Date”), by and among (i) SENIOR LIVING COMMUNITIES, LLC, a limited liability company organized under the laws of the State of North Carolina (“SLC”); (ii) HOMESTEAD HILL RETIREMENT LIMITED PARTNERSHIP, a limited partnership organized under the laws of the State of North Carolina, RIDGECREST RETIREMENT, LLC, a limited liability company organized under the laws of the State of North Carolina, LITCHFIELD RETIREMENT, LLC, a limited liability company organized under the laws of the State of South Carolina, SUMMIT HILLS, LLC, a limited liability company organized under the laws of the State of South Carolina, OSPREY VILLAGE AT AMELIA ISLAND, LTD., a limited partnership organized under the laws of the State of Florida, BRIGHTWATER RETIREMENT, LLC, a limited liability company organized under the laws of the State of South Carolina, CASCADES RETIREMENT, LLC, a limited liability company organized under the laws of the State of South Carolina, MARSH’S EDGE, LLC, a limited liability company organized under the laws of the State of Georgia, and CASCADES NURSING, LLC, a limited liability company organized under the laws of the State of South Carolina (collectively, the “Sublessees” and together with SLC, “Seller”); and (iii) NHI-REIT OF SEASIDE, LLC, a limited liability company organized under the laws of the State of Delaware (“Purchaser”).

RECITALS

A.Seller operates the retirement communities listed on Exhibit A hereto (the “Facilities”).

B.SLC leases the Facilities pursuant to that certain Second Amended and Restated Master Lease Agreement, effective as of December 31, 2012, between Health Care REIT, Inc., a Delaware corporation (the “HCR”), HCRI Indiana Properties, LLC, an Indiana limited liability company, HCRI North Carolina Properties III, Limited Partnership, a North Carolina limited partnership (“HCN-NC” and together with HCR, “Existing Landlord”), and SLC, as amended by a First Amendment to Second Amended and Restated Master Lease Agreement, effective as of June 28, 2013, between Existing Landlord, HCRI Indiana Properties, LLC, and SLC, a Second Amendment to Second Amended and Restated Master Lease Agreement, effective as of July 15, 2014, between Existing Landlord and SLC, and a Third Amendment to Second Amended and Restated Master Lease Agreement, effective as of October 17, 2014, between Existing Landlord and SLC (as amended, the “Existing Lease”).

C.SLC subleases the Facilities to the Sublessees pursuant to that certain Third Amended and Restated Master Sublease Agreement, effective as of December 31, 2012, between SLC, the Sublessees and Existing Landlord, as amended by a First Amendment to Third Amended and Restated Master Sublease Agreement, effective as of June 28, 2013, between SLC, the Sublessees and Existing Landlord, and a Second Amendment to Third Amended and Restated Master Sublease Agreement, effective as of October 17, 2014 (as amended, the “Sublease”).

D.The Sublessees and SLC are the licensed operators of the Facilities, and each Sublessee has entered into a Management and Marketing Services Agreement (collectively, the

“Management Agreements”) with Maxwell Group, Inc., a corporation organized under the laws of the State of North Carolina (the “Manager”), for the management of the Facilities.

E.Seller and Existing Landlord desire to sell to Purchaser, and Purchaser desires to purchase from Seller and Existing Landlord, certain assets of Seller and Existing Landlord, for the consideration and on the terms set forth herein (the “Purchase Transaction”).

F.To effect the Purchase Transaction, (i) SLC will transfer to Purchaser SLC’s rights under the Existing Lease to purchase the Purchased Assets owned by Existing Landlord (the “Existing Purchase Option”), (ii) simultaneously with the transfer of the Existing Purchase Option to Purchaser, Purchaser will exercise the Existing Purchase Option, (iii) Existing Landlord will transfer the Purchased Assets owned by Existing Landlord to Purchaser, and (vii) Seller will transfer the Purchased Assets owned by Seller to Purchaser.

G.Concurrently with the consummation of the Purchase Transaction, (i) SLC will terminate the Existing Lease, (ii) SLC will lease the Purchased Assets back from Purchaser pursuant to the Lease Documents, (iii) SLC will sublease the Purchased Assets to the Sublessees and (iv) the Sublessees will continue to engage the Manager to manage the Facilities.

H.Capitalized terms used in the foregoing recitals and not otherwise defined therein shall have the meaning ascribed to them in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and provisions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.Purchase and Sale of Assets.    On the terms and subject to the conditions of this Agreement, on the Closing Date, Seller and Existing Landlord shall sell to Purchaser, and Purchaser shall purchase, free and clear of all liens, other than Permitted Liens, all of the Purchased Assets as follows:

1.1    SLC shall sell and Purchaser shall purchase the Existing Purchase Option, and simultaneously with such purchase, Purchaser shall exercise the Existing Purchase Option;

1.2    Existing Landlord shall sell and Purchaser shall purchase the Purchased Assets owned by Existing Landlord; and

1.3     Seller shall sell and Purchaser shall purchase the Purchased Assets owned by Seller.

2.Purchased Assets. For purposes of this Agreement, the term “Purchased Assets” means the following assets (specifically excluding the Excluded Assets):

2.1    all those certain plots, pieces or parcels of land located in Myrtle Beach, SC; Pawleys Island, SC; Greenville, SC; Spartanburg, SC; Winston-Salem, NC; Mt. Airy, NC; St. Simons Island, GA; and Amelia Island, FL, as more particularly described in Schedule 2.1 hereto (the “Land”);

2.2    all buildings and all other structures, facilities or improvements presently or hereafter located in or on the Land, including, without limitation, the Facilities (the “Improvements” and together with the Land, the “Real Property”); and

2.3    all equipment, machinery, furniture and furnishings, fixtures, tools, dies, computer hardware, data processing and telecommunications equipment, office equipment and other tangible personal property of every type and kind, all contract rights (including any express or implied warranties) with respect thereto, and all maintenance records and other documents relating thereto and all remedies and other rights related thereto, owned by Existing Landlord or Seller and used in the operation of the Facilities, other than vehicles and leased equipment.

3.Excluded Assets. Seller or Existing Landlord, as applicable, shall retain the following assets (the “Excluded Assets”), which shall not be included in the definition of the “Purchased Assets” under this Agreement:

3.1    Seller’s rights arising under this Agreement or under any other agreement between Purchaser and Seller,

3.2    Seller’s or Existing Landlord’s cash and accounts receivable, including any tax, and insurance refunds as the same relate to any period prior to the Closing Date, regardless of when the same are paid to Seller or Existing Landlord,

3.3    all claims and rights of Seller to deposits (including tax deposits), escrow funds, refunds and claims for refunds (including federal, state, local and foreign tax refunds), rights of offset and tax credits

3.4    any insurance policies in Seller’s name that are in effect at Closing and that insure all or any part of the Purchased Assets,

3.5    any and all proprietary and confidential materials and information located at and used in connection with the ownership or operation of the Facilities, including but not limited to, policy and procedure manuals,

3.6	all vehicles and leased equipment located at the Facilities,

3.7    Seller’s or Existing Landlord’s current website(s) and telephone listings for the Facilities and the right to use the website(s) and telephone numbers currently being used at the offices of the Facilities,

3.8    the names of the Facilities, Seller’s names, Existing Landlord’s names, and the names of any entities owned or controlled by or under common control with Seller or Existing Landlord, as well as any trademarks, logo-types or other similar descriptive items and goodwill associated with such names, all related tangibles and intangibles which Seller uses in the conduct of the business of the Facilities, including any copyrights, and all rights to continue using the Purchased Assets related to the Facilities as an on-going business,

3.9    all books, files and records related to the operation of the Facilities that belong to Seller, including, but not limited to, Seller’s proprietary or organizational documents and its financial, accounting, patient, employee and/or tax records,

3.10    all consumable inventories of every kind and nature whatsoever (specifically including, but not limited to, all pharmacy supplies, nursing supplies, medical supplies, housekeeping supplies, laundry supplies, maintenance supplies, office supplies, dietary supplies, other supplies and food) which are located at the Facilities,

3.11    all licenses and permits issued by any federal, state, municipal or local governmental authority relating to the use, maintenance or operation of the Facilities running to, or in favor of, Seller (including all modifications thereto or renewals thereof), and

3.12    all contracts and agreements to which Seller is or may become a party in connection with the leasing and operation of the Facilities including, but not limited to, agreements with the residents of the Facilities.

4.	Closing.

4.1    Time and Place of Closing. Subject to the satisfaction of the closing conditions set forth in Section 6 below, the parties will use reasonable efforts to cause the closing of the transactions contemplated hereby (the “Closing”) to take place on December 19, 2014; provided, however, that if Purchaser determines that additional time is required in order to consummate the transactions described herein then the Closing shall occur on a date selected by Purchaser that is no later than December 31, 2014 (the “Outside Date”). The date on which the Closing occurs is referred to as the “Closing Date”.

4.2    Closing Escrow. Prior to the Closing Date, Purchaser and Seller shall provide to First American Title Insurance Company (the “Title Company”) escrow instructions to open an escrow (“Escrow”) for the consummation of the sale of the Purchased Assets to Purchaser pursuant to the terms of this Agreement in accordance with the general provisions of the escrow instructions provided to the Title Company by each of Purchaser and Seller at or prior to Closing. Provided that all conditions to Closing set forth in this Agreement have been satisfied or, as to any condition not satisfied, waived by the party intended to be benefited thereby, on the Closing Date, Title Company shall conduct the Closing by recording or distributing the following documents and funds in the following manner:

4.2.1    Record the Deeds (as hereinafter defined) in the official records of the respective county in which each part of the Land is located;

4.2.2    Deliver to Purchaser all documents that are required to be delivered by Seller to Purchaser pursuant to Section 6.1 hereof (to the extent the same shall be delivered to Title Company at or prior to the Closing); and

4.2.3    Deliver to Seller all documents that are required to be delivered by Purchaser to Seller pursuant to Section 6.2 hereof (to the extent the same shall be delivered to Title Company at or prior to the Closing), plus the Purchase Price and such other funds, if any, as may be due to Seller by reason of credits under this Agreement, less all items chargeable to Seller under this Agreement.

4.3    Purchase Price. The purchase price payable at Closing by Purchaser shall be in the amount of Four Hundred Seventy-Six Million Dollars ($476,000,000) (the “Purchase Price”). The Purchase Price shall be paid by wire transfer of immediately available funds to the Title Company and such funds shall then be disbursed in accordance with a closing statement with funds flow information executed by a duly authorized officer of each of Existing Landlord, Seller and Purchaser (the “Closing Statement”).

4.4    No Assumed Liabilities.    Purchaser shall not assume, in connection with the transaction contemplated hereby, any liability or obligation of Seller or Existing Landlord, and Seller shall retain responsibility for, all liabilities and obligations that (i) relate to the period prior to Closing and/or (ii) arise from Seller’s leasing and operation of the Facilities prior to Closing, whether or not accrued and whether or not disclosed.

4.5    Allocation of Purchase Price. An amount equal to the Purchase Price shall be allocated among the Existing Purchase Option and the Purchased Assets as provided in Schedule 4.5, and such schedule shall be provided at Closing and Purchaser will use its best efforts such that Schedule 4.5 will be final at Closing. The allocation set forth in such schedule is intended to comply with the requirements of Section 1060 of the Internal Revenue Code. Seller and Purchaser agree to file all income tax returns or reports, including, without limitation, IRS Form 8594, for their respective taxable years in which the Closing occurs, to reflect the allocation provided in Schedule 4.5 and agree not to take any position inconsistent therewith before any governmental authority charged with the collection of tax or in any other proceeding.

5.	Due Diligence; Title and Survey; Licensure.

5.1    Due Diligence Materials. Seller has provided Purchaser with the materials in an online data room maintained by IntraLinks, which materials include, among other things, existing title policies, surveys and environmental site assessments related to the Real Property (collectively, to the extent added to the online data room on or before November 26, 2014, the “Due Diligence Materials”).

5.2	Title Matters.

5.2.1    Except as set forth in a title and survey objection letter delivered to Seller’s counsel prior to the Execution Date, Purchaser hereby accepts and shall not have the right to disapprove of any mortgages, claims, liens, security interests, pledges, escrows, charges, options or other restrictions or encumbrances on the Real Property that are reflected in the title commitments and surveys contained in the Due Diligence Materials (the “Existing Liens”).

5.2.2    As soon as practicable after the Execution Date, Purchaser shall obtain (i) title reports or commitments (collectively, the “Title Commitment”) for an extended coverage title insurance policy with respect to the Real Property issued by the Title Company, along with legible copies of all of the exception documents referenced therein; (ii) ALTA surveys with respect to the

Real Property (collectively, the “Survey”); (iii) zoning reports regarding the Facilities (collectively the “Zoning Reports”); (iv) new Phase I Environmental Reports on each

Facility (the “Phase I Reports”), (v) Property Inspection Reports of each Facility (“Property Inspection Reports”); and UCC Financing Searches on each Seller and Existing Landlord (the “UCC Searches”). All such commitments, reports and searches referred to in this Section 5.2.2, are hereinafter collectively referred to as the “Third Party Reports.” The parties agree to use commercially reasonable efforts to resolve, no later than the Outside Date, Purchaser’s objections, if any, to the matters reflected in the Third Party Reports.

5.2.3    At Closing, Purchaser shall cause the Title Company to issue an extended coverage title insurance policy to Purchaser insuring Purchaser’s title to the Real Property as of the Closing Date subject to no exceptions other than the Permitted Liens (defined below) in an amount equal to the Purchase Price (unless a higher amount of title insurance has been specified by Purchaser and the additional premium attributable to such higher amount has been deposited by Purchaser with the Title Company at or prior to Closing and including all endorsements requested by Purchaser (the “Title Policy”).

5.2.4    For purposes of this Agreement, “Permitted Liens” means (i) the Existing Liens; (ii) any matter other than the Existing Liens reflected on the Title Commitment or on the Surveys and not objected to by Purchaser or as to which Purchaser waives its objections; (iii) all liens for taxes, assessments, water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not due and payable; and (iv) any mortgages or deeds of trust granted to or for the benefit of a resident of a Facility to secure refund obligations due to such resident under an occupancy agreement (the “Resident Mortgages”).

5.3    Indemnity. Purchaser shall indemnify, defend and hold harmless Seller from and against any and all damages, costs, losses and expenses including, but not limited to, reasonable attorneys’ fees, which Seller may incur as a result of physical damage or injury to any person or property as a result of the acts or omissions of Purchaser or its agents or employees while performing its due diligence investigation of Seller and the Purchased Assets. The indemnity provided for in this Section 5.3 shall survive the termination of this Agreement.

6.	Conditions to Closing.

6.1    Purchaser’s Conditions. Purchaser’s obligation to consummate the transactions contemplated in this Agreement and pay the Purchase Price and accept title to the Purchased Assets shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date to the reasonable satisfaction of Purchaser or the waiver thereof by Purchaser, which waiver shall be binding upon Purchaser only to the extent made in writing.

6.1.1    There shall not be in force any order, decree, judgment or injunction of any governmental authority enjoining or prohibiting the consummation of the transactions contemplated by this Agreement; and

6.1.2    No legal proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation.

6.1.3    No material adverse effect shall have occurred as to any of the Facilities, any Seller, the Manager, or Donald O. Thompson, Jr.

6.1.4    The representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects as of the Closing Date and Seller shall be in compliance in all material respects with the terms and provisions of this Agreement, in each case subject only to exceptions permitted by this Agreement.

6.1.5    Purchaser shall receive the Title Policy from the Title Company in form satisfactory to Purchaser.

6.1.6    Seller shall deliver, and/or shall cause Existing Landlord to deliver, to Purchaser or, if applicable, to Title Company to be held in escrow in accordance with the terms of this Agreement, on or before the Closing Date the following:

(a)    a special warranty deed in proper statutory form for recording, duly executed and acknowledged by Existing Landlord, sufficient to convey to Purchaser (or its designee) fee simple title to the applicable portion of the Real Property free of all liens and encumbrances other than the Permitted Liens, in substantially the applicable form annexed hereto as Exhibit B-1 through B-4 (collectively, the “Deeds”); provided however that if legal descriptions in any of the Surveys differ from those set forth on Schedule 2.1, then Seller will use its best efforts to also cause Existing Landlord to deliver quitclaim deed(s) containing the legal description from the applicable Survey(s);

(b)    a quit claim bill of sale from Existing Landlord in substantially the form annexed hereto as Exhibit C, and a bill of sale from each Seller in substantially the form annexed hereto as Exhibit C-1, each    sufficient to convey to Purchaser (or its designee) the applicable portion of the Purchased Assets;

(c)    such title affidavits as may be reasonably required, in connection with the issuance of the Title Policy;

(d)    a Foreign Investment in Real Property Tax Act affidavit duly executed by Seller or Existing Landlord, as applicable, in substantially the form annexed hereto as Exhibit D;

(e)    a Form 1099 identifying Existing Landlord’s gross proceeds and Existing Landlord’s tax identification number, if required by the Title Company;

(f)    a certificate, in form and substance reasonably acceptable to Purchaser, of a duly authorized member or manager of Seller to the effect that the representations and warranties of Seller set forth in this Agreement are true and complete in all material respects on and as of the Closing Date, Seller has complied with all covenants of Seller set forth herein, and confirming the incumbency of the person(s) executing this Agreement and the documents contemplated by this Agreement on behalf of Seller;

(g)    termination agreement with respect to the Existing Lease and with respect to any guarantees executed and/or security interests granted by or on behalf of SLC or Sublessees as security for the obligations of SLC or Sublessees under the Existing Lease;

(h)    an original payoff statement duly executed by Existing Landlord with respect to the amount of any loans or obligations then-owing by Seller to Existing Landlord, and all documents required to release any and all liens on the Purchased Assets which are security for such obligations along with authorization to the Title Company to duly record/file the same;

(i)    an amendment to each of the Sublease and the Management Agreement to reflect the termination of the Existing Lease and the execution of the New Lease (as defined below);

(j)    a Lease Agreement between Purchaser and SLC (the “New Lease”) and all collateral/security documents contemplated by the terms of the New Lease (collectively, the “Lease Documents”);

(k)    a Loan Agreement between National Health Investors, Inc., as Lender and SLC, as Borrower and all collateral/security documents contemplated thereby (collectively, the “Loan Documents”);

(l)     a counterpart copy of the Closing Statement signed by Existing Landlord and Seller;

(m)    an assignment of the Existing Purchase Option from SLC to Purchaser, together with any necessary ancillary documents or consents related thereto;

(n)    all encumbrances with respect to the personal property, other than Permitted Liens shall have been released;

(o)    Seller shall have received all licenses, permits and approvals to operate the Facilities, or filed applicable notices or received applicable consents with respect to the transaction as the case may be, to operate the Facilities after Closing (other than ABC licenses which shall not be a condition to Closing); and

(p)    such other closing documents as Purchaser or the Title Company may reasonably require.

6.2    Seller’s Conditions.    Seller’s obligation to consummate the transactions contemplated in this Agreement and deliver or cause to be delivered title to the Purchased Assets shall be subject to the following conditions precedent on and as of the Closing Date to the reasonable satisfaction of Seller or the waiver thereof by Seller, which waiver shall be binding upon Seller only to the extent made in writing and dated as of the Closing Date:

6.2.1    There shall not be in force any order, decree, judgment or injunction of any governmental authority enjoining or prohibiting the consummation of the transactions contemplated by this Agreement; and

6.2.2    No legal proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation.

6.2.3	No material adverse effect shall have occurred as to Purchaser.

6.2.4    Purchaser shall deliver the Purchase Price due pursuant to Section 4.4 hereof.

6.2.5    The representations and warranties of Purchaser contained in this Agreement shall be true and complete in all material respects as of the Closing Date and Purchaser shall be in compliance in all material respects with the terms and provisions of this Agreement, in each case subject only to exceptions permitted by this Agreement.

6.2.6    Purchaser shall deliver to Seller or, if applicable, to Title Company to be held in escrow in accordance with the terms of this Agreement, on or before the Closing Date the following:

(a)    a certificate of a duly authorized member or manager/officer of Purchaser to the effect that the warranties and representations of Purchaser set forth in this Agreement are true and complete in all material respects on and as of the Closing Date, Purchaser has complied in all material respects with all covenants of Purchaser set forth herein, and confirming the incumbency of the person(s) executing this Agreement and the documents contemplated by this Agreement on behalf of Purchaser; and

(b)	a counterpart copy of the Closing Statement signed by Purchaser;

(c)	the Lease Documents to which Purchaser is a party;

(d)     the Loan Documents to which Purchaser or any of its affiliates is a party;

(e)     such other closing documents as Seller or the Title Company may reasonably require.

6.3    Conditions Generally. The foregoing conditions are for the benefit only of the party for whom they are specified to be conditions precedent and such party may, in its sole discretion, waive any or all of such conditions and proceed with the Closing under this Agreement without any increase in, abatement of or credit against the Purchase Price; provided, however, that the parties acknowledge and agree that the foregoing conditions may not be waived as to one Facility without being waived as to all Facilities, it being understood and agreed that Seller shall be required to sell, and Purchaser shall be required to purchase, all or none of the Facilities at Closing and that Seller shall not have the right to sell, and Purchaser shall not have the right to purchase, only one of the Facilities at Closing.

7.Prorations. There shall be no proration of real or personal property taxes or other costs and expenses related to the ownership and/or the operation of the Facilities at Closing it being understood and agreed that Seller shall be responsible therefor both prior to and after Closing.

8.Seller’s Representations, Warranties and Covenants. SLC and each Sublessee jointly and severally represent, warrant and covenant to Purchaser as follows:

8.1    Organization. Each of SLC and the Sublessees is duly organized, validly existing and in good standing in their respective states of organization and each is qualified to do business in all states where it is doing business.

8.2    Authority. Seller has full power and right to enter into and perform its obligations under this Agreement and any other documents to which it is or will be a party with respect to the transactions contemplated hereby, and this Agreement and such other documents are the valid, binding and enforceable obligations of Seller, except as such enforceability may be limited by creditors’ rights laws and general principles of equity.

8.3    No Conflict. Except as set forth on Schedule 8.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (1) have been duly authorized by all necessary action on the part of Seller, (2) do not require Seller to secure any governmental or other third-party consent and (3) will not result in the breach of any agreement, indenture or other instrument to which Seller is a party or is otherwise bound.

8.4    Occupancy Rights. Except as set forth on Schedule 8.4, there are no occupancy rights (written or oral), leases or tenancies granted by Seller or, to Seller’s knowledge, Existing Landlord, with respect to the Purchased Assets, other than the rights of Seller under the Existing Lease and Sublease, the Manager under the Management Agreement and to the residents of the Facilities under occupancy agreements, nor will Seller enter into or consent to Existing Landlord entering into any such leases or grant or consent to Existing Landlord granting any such tenancies between the Execution Date and the Closing Date.

8.5    No Condemnation Proceeding.    Seller has not received, and to Seller’s knowledge, Existing Landlord has not received, written notices of any (i) condemnation proceeding relating to the Purchased Assets, (ii) reclassification of any or all of the Purchased Assets for local zoning purposes, or (iii) reassessment or reclassification of any or all of the Purchased Assets for state or local real property taxation purposes. To Seller’s knowledge, no such actions have been threatened.

8.6    Lawsuits and Proceedings. Neither Seller nor, to Seller’s knowledge, Existing Landlord is engaged in any legal action or other proceedings before any court or administrative agency which would or would reasonably be expected to prohibit the transactions contemplated hereby or materially adversely affect the Purchased Assets. Neither Seller, nor to Seller’s knowledge, Existing Landlord, is a party to any action or proceeding, nor has Seller, or to Seller’s knowledge, Existing Landlord, been threatened with any such action or proceeding, nor to Seller’s knowledge, does there exist any basis for any action or proceeding whether against Seller or Existing Landlord, which will or would reasonably be expected to have a material adverse effect on the condition, financial or otherwise, of the Purchased Assets or the Facilities.

Neither Seller nor, to Seller’s knowledge, Existing Landlord has, with respect to the Facilities, received notice of the commencement of any investigation proceedings or any governmental investigation or action (including any civil investigative demand or subpoena) under the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback statute (42 U.S.C. Section 1320a- 7a(b)), the Ethics in Patient Referrals Act of 1989, as amended (Stark Law) (42 U.S.C. 1395nn), the Civil Money Penalties Law (42 U.S.C. Section 1320a-7a), or the Truth in Negotiations (10
U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. 1347), Wire Fraud (18 U.S.C. 1343),
Theft or Embezzlement (18 U.S.C. 669), False Statements (18 U.S.C. 1001), False Statements (18 U.S.C. 1035), or Patient Inducement Statute or any equivalent state statutes or any rule or regulation promulgated by a governmental authority with respect to any of the foregoing healthcare fraud laws (collectively, the “Healthcare Laws”). No order, writ, injunction or decree has been issued by or, to Seller’s knowledge, requested of, any court or governmental agency which results in, or would reasonably be expected to result in, any material adverse change in the Purchased Assets. Seller represents and warrants that there are no workers compensation claims pending with respect to the Facilities which, in the opinion of Seller would not, nor would reasonably be expected to, prohibit the transactions contemplated hereby or materially adversely affect the Purchased Assets or the Facilities.

8.7    Condition of Property.    The buildings, plants, structures, furniture, fixtures, machinery, equipment and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct by Seller of its business after the Closing in substantially the same manner as conducted prior to the Closing. No Facility is in a flood plain, windstorm or earthquake zone, except Lakes at Litchfield (Pawleys Island, South Carolina), Marsh’s Edge (St. Simons Island, Georgia) and Osprey Village (Amelia Island, Florida).

8.8    Permits, Filings.    Except as set forth on Schedule 8.8, Seller has filed or has caused to be filed all required filings and obtained all consents for the lawful operation of the Facilities and the continued operation of the Facilities after the Closing hereof. Except as set forth on Schedule 8.8, Seller has obtained and maintained all licenses, permits, certificates or other filings which are necessary to own and operate the Facilities in the respective states of operation and which are necessary to continue to own and operate the Facilities after the Closing hereof. Seller has timely filed all reports required to maintain any applicable Facility’s Medicare certification, and has timely filed all required cost reports required to be filed prior to the Execution Date and all such reports were true and correct and complete in all material respects. Seller will take such action as may be necessary to file any cost reports required to be filed between the Execution Date and the Closing Date and all such reports will, as and when filed, be true and correct and complete in all material respects.

8.9    Compliance with Law.    Except as set forth on Schedule 8.9, Seller has not received any notice from any governmental body claiming a violation of any applicable foreign, federal, state or municipal laws, regulations or ordinances, including, without limitation,

Healthcare Laws (collectively, the “Applicable Law”) with respect to the Facilities, and the Facilities are being operated by Seller in compliance with all Applicable Law except where the failure to comply with Applicable Law would not reasonably be expected to have a material adverse effect on a Facility or Seller. In connection with its operation of the Facilities, Seller is not relying on any exemption from or deferral of any Applicable Law. The levels of the inventory at the Facilities comply with any requirement of Applicable Law. Seller has not received any notice from any governmental agency requiring the correction of any condition with respect to a Facility which has not either been corrected or been made the subject of a plan of correction which has been accepted by the applicable governmental agency. Seller is not aware of any claims, requirement or demand of any licensing or certifying agency supervising or having authority over the Facilities to rework or redesign them or to provide additional furniture, fixtures, equipment or inventory so as to conform to or comply with any existing law, code or standard which has not been fully satisfied prior to the Execution Date or which will not be satisfied prior to the Closing. To Seller’s knowledge, Existing Landlord holds a valid and currently effective Certificate of Occupancy with respect to the each Facility permitting occupancy of the number of beds/units set forth above.

8.10    Employees.    Except as set forth on Schedule 8.10, there is not pending or, to Seller’s knowledge, threatened, any labor dispute, strike or work stoppage against Seller which would reasonably be expected to interfere with the continued operation of the Facilities. Neither Seller nor, to Seller’s knowledge, any representative or employee of Seller has committed any unfair labor practices or unlawful discriminatory act in connection with the operation of the Facilities which remains outstanding as of the Execution Date, and there is not pending or, to Seller’s knowledge, threatened any charge or complaint against Seller by any federal or state agency, including but not limited to the National Labor Relations Board or any California state equivalent thereof. Seller has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. To Seller’s knowledge, none of its Facility employees have been added to the excluded provider list since the most recent review of the excluded provider lists.

8.11    Environmental Matters; Hazardous Substances. The Real Property has not been used by Seller, or to Seller’s knowledge, by any other person or entity for the generating, handling, storage, disposal, or release of any material or substance that is defined, regulated or classified as hazardous or toxic or as a pollutant or contaminant under any Environmental Law (defined below), including any petroleum or fraction thereof, asbestos or asbestos containing material, polychlorinated biphenyls, toxic mold, lead based paint, radon, and any radioactive or infectious material or substance (collectively referred to as “Hazardous Substances”) except such Hazardous Substances as are used, generated, handled, stored, disposed of and/or released at the Facilities in the ordinary course of the operation of the Facilities (or the applicable operations of any prior owner or occupant) where such use, generation, handling, storage, disposal and/or release is in full compliance with applicable Environmental Laws and does not require remediation or abatement under any applicable Environmental Law. For purposes of this Agreement, none of the actions described above will be deemed to be an action that is not in full compliance with applicable Environmental Law if the resulting condition has been remediated or abated in accordance with Environmental Law. “Environmental Law” means any Applicable Law applicable to Seller or the Real Property, any order or permit issued to Seller or with respect to the Real Property by a governmental authority, and any binding agreement between Seller and a governmental authority regulating or imposing liability or standards of conduct concerning any of the following: (a) discharge of pollution to land, air, or water; (b) generation, storage, transport, and disposal of waste; (c) protection or use of natural resources, including endangered species and wetlands; (d) exposure of employees or third parties to hazardous or toxic materials;
(e)public or worker health and safety; (f) contamination of soil, surface water, or groundwater, including investigation, assessment, testing, monitoring, containment, cleanup, removal, remediation, remedial action, and corrective action; and (g) the production, management, and disposal of products containing any hazardous or toxic material, including the registration, use, labeling, and recycling of such products. Seller has not used nor authorized nor allowed the use of the Real Property, and the Real Property has not been used by Seller, in a matter other than in full compliance with Environmental Laws that does not require remediation or abatement under any applicable Environmental Laws:

(a)Neither Seller nor to Seller’s knowledge, Existing Landlord, has received any notice of any claims, actions, suits or proceedings or investigations relating to Hazardous Substances or Environmental Laws with respect to ownership, condition, or operation of any of the Assets of Seller, including, but not limited to, the Real Property, in any court or before or by any federal, state, or other governmental agency or private arbitration.

(b)No release, discharge, spillage, or disposal, except in compliance with Environmental Law, of any Hazardous Substance by Seller, or, to Seller’s knowledge, any other person, has occurred or is occurring at the Real Property, other than those that have been remediated or abated in accordance with applicable Environmental Law.

(c)To Seller’s knowledge, no soil or water in or around or adjacent to the Real Property was contaminated by any Hazardous Substance that has not been remediated or abated in accordance with applicable Environmental Law.

(d)All waste containing any Hazardous Substance which, during Seller’s leasing and operation of the Facilities, has been generated, used, handled, stored, treated or disposed of (directly or indirectly) by the Facilities, and to Seller’s knowledge, by their contractors, has been disposed of in compliance with all Environmental Laws and in a manner not requiring remediation or abatement under any applicable Environmental Laws.

(e)Seller has and to Seller’s knowledge, Existing Landlord has, complied with all applicable reporting requirements under all Environmental Laws concerning the disposal or release of Hazardous Substances, and neither Seller nor, to Seller’s knowledge, Existing Landlord has, made any such reports concerning any premises, operations or activities of Seller.

(f)Except as disclosed in the Due Diligence Materials, there are no underground tanks or any other underground storage facility presently located on the Real Property and, to Seller’s knowledge, no such tanks or facilities were ever previously located at or around the Real Property.

(g)All properties, structures, machinery, equipment and products used or produced in Seller’s business are free of asbestos and asbestos-containing materials, polychlorinated biphenyls, toxic mold, lead-based paint, and radon.

8.12    Changes in Third-Party Payors. Seller has not received written notice that any health plan, insurance company, employer or other third-party payor, which is currently doing business with the Facilities, intends to terminate, limit or restrict its relationship with the Facilities.

8.13    Financial Statements. Seller has provided to Purchaser true and correct copies of the audited financial statements of SLC, Manager and each Sublessee for the calendar years ended December 31, 2011, 2012, 2013 and the unaudited financial statements of SLC, Manager and each Sublessee for the 10-month period ending October 31, 2014 (collectively, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the results of operations, cash flows and financial position of Seller, as of the dates referred to in the Financial Statements, all in accordance with GAAP. Except as disclosed in Schedule 8.13 or in the Financial Statements, there are no liabilities, debts, claims or obligations related to any Seller, whether accrued, absolute, contingent or otherwise, whether due or to become due, that would reasonably be expected to be asserted against Purchaser or any Seller following the Closing Date.

8.14    Solvency.    Immediately after giving effect to the transactions contemplated hereby, each Seller shall be solvent and shall: (a) be able to pay its debts as they become due; (b) owns property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) has adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of any of Seller.

8.15    No Material Defaults. There are currently no events of default outstanding under the Existing Lease nor, to Seller’s knowledge, is there any event outstanding that with the passage of time would reasonably be expected to constitute an event of default under the Existing Lease that would, in either case, prohibit Seller from exercising the Existing Purchase Option or excuse Existing Landlord from its obligation to sell, the Facilities. The Existing Purchase Option constitutes the valid and legally binding obligation of SLC and Existing Landlord and is enforceable against SLC and Existing Landlord in accordance with the terms thereof. No proceedings are pending or, to Seller’s knowledge, threatened that may result in the revocation, cancellation, suspension or modification of the Existing Purchase Option. Neither Seller nor Existing Landlord is in breach of any provision of the Existing Purchase Option. Seller has received all necessary consents of the Existing Landlord to (i) assign or transfer the Existing Purchase Option to Purchaser as described in this Agreement, and (ii) to waive any notice requirement with respect to the Existing Purchase Option.

8.16    Taxes. All tax returns required to be filed by Seller for any tax period ending on or before the Closing Date have been, or will be, timely filed. Such tax returns are, or will be, true, complete and correct in all material respects. All taxes due and owing by Seller have been, or will be, timely paid.

8.17    Health Care Surveys and Reports. True, correct and complete copies of all health care inspections and survey reports, including any waivers of deficiencies, plans of correction, and any other investigative reports issued since January 1, 2012 with respect to each Facility have been provided by Seller to Purchaser prior to the Execution Date, or will be provided to Purchaser as part of the Due Diligence Review.

8.18    Insurance. True, correct and complete copies of all insurance policies providing coverage with respect to any facility have been provided by Seller to Purchaser prior to the Execution Date. Such insurance is adequate and in amounts customary for the industry in which Seller operates. Neither Seller nor to Seller’s knowledge, Existing Landlord, has received any written notice or request from any insurance company or underwriters setting forth any defects in any of the Facilities which such insurance company or underwriters have indicated would reasonably be expected to adversely affect the insurability of any of the Facilities, requesting the performance of any work or alteration of any of the Facilities or setting forth any defect or inadequacy in any of Seller’s operation of its Facility which such insurance company or underwriters have indicated would reasonably be expected to adversely affect the insurability of the affected Facility. All insurance on the Facilities is maintained by Seller and/or Manager and each insurance policy of Seller and/or Manager is in full force and effect (free from any present exercisable right of termination on the part of the insurance company issuing such policy prior to the expiration of the terms of such policy). Neither Seller nor Manager has received any notice of non-renewal or cancellation of any such policies.

8.19	Notice of Certain Events.

8.19.1    From the Execution Date until the Closing, Seller shall promptly notify Purchaser in writing of:

(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.1 to be satisfied;

(ii)any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)any notice or other communication from any governmental authority in connection with the transactions contemplated by this Agreement; and

(iv)any legal action or other proceeding before any court or administrative agency commenced or, to Seller's knowledge, threatened against, relating to or involving or otherwise affecting the Facilities or the Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relates to the consummation of the transactions contemplated by this Agreement.

8.19.2    Purchaser's receipt of information pursuant to this Section shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement any disclosure schedules.

8.20    No Monetary Liens. Other than the Resident Mortgages and liens that will be satisfied or released at or before Closing, there are no Monetary Liens encumbering the Purchased Assets, and the Purchased Assets are free and clear of any such Monetary Liens. “Monetary Liens” shall mean liens of the type customarily placed on assets as security in favor of a lender in connection with funded indebtedness.

8.21	8-K Requirements.

8.21.1    For a period from the Execution Date until three (3) years after Closing, Seller shall from time to time upon Purchaser’s request, make the Financial Statements, Live Long Well Care, LLC financial statements, any underlying financial data associated therewith, and all other books, records and files relating to any period prior to the Closing (whether in paper or electronic format) available to Purchaser for inspection, copying and audit by Purchaser and Purchaser’s designated accountants, at Purchaser’s expense. Provided that Purchaser agrees to bear any associated third-party expense (i.e. excluding expenses of Seller’s personnel and other overhead expenses), Seller shall provide Purchaser with copies of, or access to, such factual information as may be reasonably requested by Purchaser, and in the possession or under the direct or indirect control of Seller, to enable Purchaser or an affiliate (or their respective successors) to (x) include such information in registration statements, offering memoranda or prospectuses, or similar disclosure documents in connection with syndications, private placements or public offerings of equity or debt securities or interests of Purchaser or any of its affiliates, and (y) comply with all reporting and disclosure requirements of Purchaser or any of its affiliates under applicable federal and state laws and the rules and regulations promulgated thereunder, as such requirements are interpreted in good faith by Purchaser or any such affiliate.

8.21.2    Without limiting the foregoing, Seller shall use its best efforts to cause its current auditors as soon as possible, but in any event within 45 days of closing, to (i) revise the audited Financial Statements (and any audited financial statements of Live Long Well Care, LLC) to be in accordance with generally accepted accounting principles as required for public reporting companies filing with the Securities and Exchange Commission; (ii) provide an unqualified audit opinion with respect to such revised audit, (iii) consent to the inclusion of such opinion in one or more reports or registration statements that may be filed by Purchaser or an affiliate with the Securities and Exchange Commission, or in any offering memorandum or similar disclosure documents in connection with any syndications or private placements, (iv) issue one or more customary comfort letters with respect to financial information of Seller, and
(v)perform a review of any interim financial periods in accordance with AU 722 in order to be able to provide customary comfort with respect to such periods. In the event Seller is unable to cause its current auditors to perform the forgoing, Purchaser or its designated independent or other accountants may audit the Financial Statements and any other financial statements of

Seller, Manager or Live Long Well Care, LLC, and Seller shall supply such documentation in their possession or under their direct or indirect control as Purchaser or its accountants may reasonably request in order to complete such audit, and Seller shall execute the form of audit and representation letter reasonably required by such accountants, and take such other actions as shall be reasonably necessary, in order to (i) permit such accountants to provide an unqualified audit opinion in accordance with generally accepted accounting principles with respect to such audit,
(ii) obtain the consent of such accountants to the inclusion of such opinion in one or more reports or registration statements that may be filed by Purchaser or an affiliate with the Securities and Exchange Commission, or in any offering memorandum or similar disclosure documents in connection with any syndications or private placements, (iii) cause such accounting firm to issue one or more customary comfort letters with respect to financial information of Seller, and (iv) cause such accounting firm to perform a review of any interim financial periods in accordance with AU 722 in order to be able to provide customary comfort with respect to such periods. Seller shall otherwise reasonably cooperate with Purchaser and its affiliates, accountants and auditors in connection with any public or private offering of equity or debt securities which, in Purchaser’s (or such affiliate’s) good faith judgment, may require disclosure of information relating to the Real Property or the Facilities for any period prior to the Closing. In this connection, Seller shall cause to be made reasonably available to Purchaser and its affiliates, accountants and auditors such personnel of Seller or of any affiliate of Seller (including, without limitation, management personnel employed in connection with any of the Real Property) to address questions relating to the financial statements, financial data, and/or the ownership, operation and/or financial performance of the Real Property and the Facilities for any period prior to the Closing.

8.21.3    In addition, from the Execution Date, in connection with any financing sought to be obtained by Purchaser necessary to consummate the transactions described herein, Seller shall reasonably cooperate (and shall cause associated management personnel reasonably to cooperate) to expedite and assist with the consummation of such financing, provided that Purchaser bears any associated third-party expense. Without limitation, such cooperation shall include, upon Purchaser’s request (with Purchaser bearing any associated third-party expenses): establishing special purpose entities and associated structuring changes, implementing documentation and other changes to facilitate “sale” treatment of Purchaser’s acquisition of the Purchased Assets for accounting and/or “true sale” legal purposes, implementing changes in accounts as the lender may reasonably request, and making appropriate personnel reasonably available to address questions and issues. The obligations of the Parties under this Section 8.21 shall survive the Closing.

9.Purchaser’s Representations and Warranties. Purchaser represents and warrants as follows:

9.1    Organization.    Purchaser is a duly organized and validly existing Delaware limited liability company and is in good standing under the laws thereof.

9.2    Authority.    Purchaser has full power and right to enter into and perform its obligations under this Agreement and any other documents to which it is or will be a party with respect to the transaction contemplated hereby, and this Agreement and such other documents are the valid, binding and enforceable obligations of Purchaser except as such enforceability may be limited by creditors’ rights laws and general principles of equity.

9.3    No Conflict. Except as set forth in Schedule 9.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (1) have been duly authorized by all necessary action on the part of Purchaser, (2) do not require any governmental or other consent, and (3) will not result in the breach of any agreement, indenture or other instrument to which Purchaser is a party or is otherwise bound.

9.4    Litigation. As of the Execution Date, Purchaser is not a party to, or defending or subject to, any legal proceeding, nor, to Purchaser’s knowledge, is any such legal proceeding threatened in each case, which would have a material adverse effect on Purchaser’s ability to execute, deliver and perform this Agreement, and any other documents and transaction contemplated hereby.

9.5    Available Funds. Upon the Closing, Purchaser will have immediately available to it sufficient funds to pay the Purchase Price.

10.	Operations Pending Closing/Risk of Loss.

10.1    Conduct Pending Closing. Between the Execution Date and the Closing Date, Seller shall fulfill its obligations under the Existing Lease as and when due in accordance with the terms thereof and shall operate the Facilities in accordance with the terms thereof and in the ordinary course of business.

10.2    Risk of Loss. The risk of any loss or damage to any of the Purchased Assets by fire or other casualty before the Closing hereunder belongs to Seller and Existing Landlord. Seller shall give Purchaser written notice of any fire or other casualty within three (3) business days of the occurrence of same, which notice shall include a description thereof in reasonable detail and an estimate of the cost of and time to repair. In the event of any material (as hereinafter defined) damage to or destruction of any Facility, Purchaser, by written notice delivered to Seller within ten (10) days after receipt of notice from Seller, shall have the option to terminate this Agreement. If Purchaser so elects to terminate this Agreement as a result of such damage or destruction, it shall be required to do so in whole and not only as to the affected Facility, and, in such event, this Agreement shall thereafter be of no further force and effect and neither party shall have any liability to the other hereunder except for those obligations which by their terms specifically survive termination of this Agreement. If Purchaser does not elect to terminate this Agreement or if the damage or destruction is not material, then the sale of the Purchased Assets shall be consummated as herein provided without abatement to the Purchase Price and any insurance proceeds payable in connection with such damage or destruction and any repair or reconstruction obligations imposed on Seller shall be handled in the manner set forth in the New Lease. For the purposes hereof, “material” damage or destruction shall include any damage or destruction in an amount more than $5,000,000 as to one Facility or multiple Facilities (including in said amount the amount of any revenues lost as a result of said fire or other casualty).

10.3    Eminent Domain. The risk of any loss or damage to the Purchased Assets by condemnation before the Closing Date hereunder belongs to Seller and Existing Landlord. In the event any condemnation proceeding is commenced or threatened, Seller shall give Purchaser written notice thereof within three (3) business days after the occurrence of same, together with such reasonable details with respect thereto as to which Seller may have knowledge. As soon as the portion or portions of the Purchased Assets to be taken are reasonably determinable, Seller shall give Purchaser written notice thereof together with Seller’s estimate of the value of the portion or portions of the Purchased Assets to be so taken. In the event of any material taking of the Purchased Assets (as hereinafter defined), Purchaser, by written notice delivered to Seller within ten (10) days after Purchaser’s receipt of notice from Seller of the determination of the portion or portions of the Purchased Assets to be taken, shall have the option to terminate this Agreement. If Purchaser so elects to terminate this Agreement, this Agreement shall thereafter be of no further force and effect and neither party shall have any liability to the other hereunder except for those obligations which by their terms specifically survive termination of this Agreement. For the purposes hereof, a “material” taking shall mean any taking (1) the effect of which would be to require more than $5,000,000 to repair or restore either or both of the Facilities or (2) which would materially impair the use or operation of either or both of the Facilities as determined in the reasonable discretion of Purchaser. If Purchaser shall not so elect to terminate this Agreement or if the taking is not material, then the sale of the Purchased Assets shall be consummated as herein provided without abatement to the Purchase Price, and all awards made in respect of such condemnation and any repair or reconstruction obligations imposed on Seller shall be handled in the manner set forth in the New Lease.

11.	Termination/Remedies/Post Closing Indemnities.

11.1	In General. This Agreement may be terminated as follows:

11.1.1    By mutual written agreement of Purchaser and Seller;

11.1.2    By Purchaser, upon written notice to Seller, if a material adverse effect has occurred to any Facility, any Seller, the Manager or Donald O. Thompson, Jr. since the Execution Date;

11.1.3    By Seller, upon written notice to Purchaser, if a material adverse effect has occurred to Purchaser since the Execution Date;

11.1.4    By either Seller or Purchaser, upon written notice to the other party (and an opportunity of such party to cure if a cure can reasonably be accomplished before the Outside Date or such later date as agreed by the non-breaching party), in the event of a material default by the other party of its obligations hereunder;

11.1.5    By either Seller or Purchaser, upon written notice to the other party, if the Closing has not occurred before the Outside Date, without breach hereof by the terminating party;

11.1.6	By Purchaser pursuant to Section 10.2.

11.1.7	By Purchaser pursuant to Section 10.3.

11.2	Effect of Termination/Remedies on Default.

11.2.1    In the event of a material default by one party in its obligations hereunder which gives the other party the right to terminate this Agreement pursuant to Section 11.1.4 the non-defaulting party may choose any one of the following remedies: (i) specific performance by the other party of its obligations under this Agreement, (ii) termination of this Agreement and receipt of a break-up fee in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000), or (iii) waive such default and proceed with the closing of the transactions provided for herein.

11.2.2    If Purchaser terminates this Agreement pursuant to Section 11.1.5, and as of the Outside Date Purchaser had satisfied its closing conditions and was ready and willing to close, except that there existed defects with respect to any of the Third Party Reports (other than, with respect to the Title Commitment or the Survey, any Existing Liens), which Seller refused to correct or cause to be corrected, then Seller shall reimburse up to $300,000 of the actual, reasonable, out-of-pocket costs and expenses incurred by Purchaser in connection with the negotiation of this Agreement through the Outside Date.

11.2.3    In the event this Agreement is terminated by a party pursuant to Section 11 not as a result of a default by any other party, then from and after the termination of this Agreement neither party shall have any further rights or obligations hereunder, other than those obligations, if any, which specifically survive termination of this Agreement.

12.Notices. All notices, demands, requests, consents, approvals and other communications (“Notice” or “Notices”) hereunder shall be in writing addressed to the respective parties as follows (or to such other address as a party may hereafter designate) and shall be deemed to have been duly given: (i) when delivered in person (provided a signed receipt is obtained); (ii) when received, if sent by facsimile transmission; (iii) three (3) days after being deposited in the United States mail, certified or registered mail, postage prepaid; or (iv) if sent via Federal Express or similar courier service via overnight delivery, the next business day following receipt:

If to Seller:    c/o Senior Living Communities, LLC
10706 Sikes Place, Suite 200
Charlotte, NC 28277-8019 Attention: Donald O. Thompson, Jr. Phone: 704.246.1620
Fax No.: 704.246.1621
Email: DThompson@Maxwell-Group.com

and a copy to:    Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street Suite 1900
Charlotte, NC 28246 Attention: Allen K. Robertson Fax No.: 704.373.3968
Email: arobertson@rbh.com

If to Purchaser:    NHI-REIT of Seaside, LLC
222 Robert Rose Drive Murfreesboro, TN 37129 Attention: Kristin S. Gaines Fax No.: 615-225-3030
Email: kgaines@nhireit.com

and a copy to:    Harwell Howard Hyne Gabbert & Manner, P.C.
333 Commerce Street, Suite 1500
Nashville, Tennessee 37201 Attention: John Brittingham Fax No.: 615-251-1059
Email: jmb@h3gm.com

Any notice sent in accordance with the provisions of this Section 12, shall be deemed received upon the actual receipt or refusal of receipt thereof regardless of the method of delivery used. Either party may, by notice given as aforesaid, change the address or addresses, or designate an additional address or additional addresses, for its notices, provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.

13.Closing Costs. As between Seller and Purchaser, Seller shall pay, or shall cause Existing Landlord to pay in accordance with the terms of the Existing Lease, all costs associated with the Closing of the transactions provided for in this Agreement (“Closing Costs”) including, but not limited to: (a) all recording fees related to the conveyance of the Real Property; (b) any city, county and/or state transfer taxes related thereto; (c) all search, abstract and examination fees related to the preparation of the Title Commitment and the issuance of the Title Policy and any requested endorsements and the premiums for the Title Policy and the closing escrow fee; (d) the cost for Purchaser’s due diligence investigation; (e) the cost of any Third Party Reports; (f) any other reasonable transaction and due diligence costs incurred by Purchaser or Seller; (g) any sales or use tax which may be payable with respect to the transfer of the Purchased Assets to Purchaser; and (h) Purchaser’s attorneys’ fees incurred in connection with the negotiation, preparation and consummation of the transactions contemplated.

14.Due Diligence Materials on Termination. Upon any termination of this Agreement prior to Closing, Purchaser shall, (i) upon the request of Seller, destroy or return to Seller all Due Diligence Materials in the possession of Purchaser and (ii) to the extent the cost of such reports has been reimbursed by Seller, or if the termination was the result of Purchaser’s breach, transfer to Seller all Third Party Reports.

15.	Miscellaneous.

15.1    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior discussions, negotiations or writings, including, but not limited to, that Letter of Intent dated October 30, 2014. This Agreement may not be modified, amended or canceled except pursuant to the terms hereof or an instrument in writing signed by the parties hereto. The Schedules and Exhibits annexed hereto are hereby incorporated herein by reference as fully as though set forth herein. All understandings and agreements heretofore and between the parties are merged in this Agreement and all exhibits and schedules attached hereto, which alone fully and completely expresses their agreement.

15.2    Time is of the Essence.    Time is of the essence with respect to all terms, conditions, provisions and covenants of this Agreement.

15.3    Waiver. No waiver of any term, provision or condition of this Agreement shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition of this Agreement. No failure to act shall be construed as a waiver of any term, provision, condition or rights granted hereunder.

15.4    Attorneys’ Fees in the Event of Litigation. Except as provided otherwise in this Agreement, in the event any dispute between the parties hereto results in litigation, the prevailing party shall be reimbursed for all reasonable costs, including, but not limited to, reasonable attorneys’ fees.

15.5    Jurisdiction; Venue.    THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TENNESSEE, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OF THE STATE OF TENNESSEE. EACH OF THE PARTIES HERETO HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID STATE. EACH OF THE PARTIES HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTIES BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY, AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST SUCH PARTY IN ACCORDANCE WITH THIS SECTION.

15.6    Headings.    The headings of the various Sections of this Agreement have been inserted only for the purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, qualify or restrict any of the provisions of this Agreement.

15.7    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had executed the same document. All such counterparts shall be construed together and shall constitute one instrument.

15.8    Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto; provided, however, that Seller shall not assign this Agreement without the prior written consent of Purchaser, which consent may be withheld in such party’s sole and absolute discretion. Any assignment not permitted hereunder and undertaken without such prior written consent shall be deemed null and void.

15.9    Further Assurances. Between the Execution Date and the Closing Date, neither Seller nor Purchaser shall take any action which is inconsistent with its obligations under this Agreement. Further, whether prior to or after Closing, Seller and Purchaser shall provide to the other such further assurances as may reasonably be required hereunder to effectuate the purposes of this Agreement and, without limiting the foregoing, shall execute and deliver such affidavits, certificates and other instruments as may be so required hereunder so long as the same shall not materially increase the liability of the party so executing and delivering said instrument.

15.10    Severability. If any term or provision of this Agreement shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby, but each term and provision shall be valid and be enforced to the fullest extent permitted by law.

15.11    Usage. All nouns and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons, firm or firms, corporation or corporations, entity or entities or any other thing or things may require, “any” shall mean “any and all”, “or” shall mean “and/or”, and “including” shall mean “including without limitation”.

15.12    No Strict Construction. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any of the parties hereto.

15.13    Confidentiality. In the event the transaction contemplated by this Agreement fails to close for any reason, Purchaser and Seller agree to keep confidential any proprietary information disclosed to them by the other party during the course of this transaction.

15.14    Calculation of Time Periods.    Unless otherwise specified, in computing any period of time described herein, the day of the act or event on which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the next day which is not a Saturday, Sunday or a legal holiday. Further, unless otherwise specified, any reference to a specified number of days shall be deemed to refer to calendar days.

15.15    Third Party Beneficiary.    Nothing in this Agreement express or implied is intended to and shall not be construed to confer upon or create in any person (other than the parties hereto) any rights or remedies under or by reason of this Agreement, including without limitation, any right to enforce this Agreement.

15.16    Tax Deferred Exchange. Purchaser and Seller acknowledge that either party may wish to structure this transaction as a tax deferred exchange of like kind property within the meaning of Section 1031 of the Internal Revenue Code. Each party agrees to reasonably cooperate with the other party to effect such an exchange; provided, however, that (a) the cooperating party shall not be required to acquire or take title to any exchange property, (b) the cooperating party shall not be required to incur any expense or liability whatsoever in connection with the exchange, including, without limitation, any obligation for the payment of any escrow, title, brokerage or other costs including attorneys’ fees incurred with respect to the exchange, (c) no substitution of the effectuating party shall release said party from any of its obligations, warranties or representations set forth in this Agreement or from liability for any prior or subsequent default under this Agreement by the effectuating party, its successors, or assigns, which obligations shall continue as the obligations of a principal and not of a surety or guarantor,
(d) the effectuating party shall give the cooperating party at least two (2) business days prior notice of the proposed changes required to effect such exchange and the identity of any party to be substituted in the escrow, (e) the effectuating party shall be responsible for preparing all additional agreements, documents and escrow instructions (collectively, the “Exchange Documents”) required by the exchange, at its sole cost and expense, (f) the effectuating party shall be responsible for making all determinations as to the legal sufficiency, tax considerations and other considerations relating to the proposed exchange, the Exchange Documents and the transactions contemplated thereby, and the cooperating party shall in no event be responsible for, or in any way be deemed to warrant or represent any tax or other consequences of the exchange transaction, and (g) the election to effect such an exchange shall not delay the Closing of the transaction as defined herein.

15.17    Exclusivity. Unless this Agreement shall be terminated by Seller or Purchaser as provided herein, neither Seller nor any member, manager, officer, director, employee, authorized representative or agent of Seller shall, directly or indirectly, solicit, seek, enter into, conduct or participate in any discussions or negotiations, or enter into any agreement with any person or entity, regarding the sale, lease or other transfer of the Facilities.

15.18    Brokerage Commissions.    Each of Purchaser, on one hand, and Seller, on the other hand, represents and warrants to the other that it has not dealt with any broker or finder in connection with the transaction which is the subject of this Agreement other than Stifel Nicholas, which firm was retained by Seller and which firm shall be paid by Seller. Seller and Purchaser each covenant and agree to indemnify and hold harmless the other from and against any and all costs, expenses, liabilities, claims, demands, suits, judgments and interest, including, without being limited to, reasonable attorneys’ fees and disbursements, arising out of or in connection with any claim by any other broker or agent with respect to this Agreement, the negotiation of this Agreement or the transactions contemplated herein based upon the acts of the indemnifying party.

15.19    Survival. Subject to the limitations set forth in this Section 15.19, the representations, warranties and covenants contained in this Agreement shall survive the Closing. The aggregate liability of Seller after the Closing for any damages of Purchaser arising from or relating to breaches of Seller’s representations, warranties and covenants contained in this Agreement shall not exceed the amount of $7,500,000 (the “Cap”). Seller shall have no liability for damages arising from or relating to breaches of its representations, warranties and covenants contained in this Agreement, unless (i) Seller shall have received Notice of a claim specifying the factual basis of that claim in reasonable detail, to the extent then known by Purchaser, on or before December 1, 2015; and (ii) the aggregate amount of such damages exceeds $250,000, after which Seller shall be liable for the full amount of damages up to the Cap. Other than claims for fraud, intentional misrepresentation or pursuant to Section 4.4, Seller shall have no liability for damages arising from or relating to any matters if either (i) any such matter was disclosed in the Phase I Reports, or (ii) to the extent Purchaser had actual knowledge of the facts or circumstances that relate to any such matter prior to the Closing. Except for the availability of injunctive relief where appropriate and except for remedies for fraud, Purchaser agrees that claims made pursuant to the limitations in this paragraph 15.19 provide the sole and exclusive remedy for Purchaser for or in connection with any breach of warranty or representation, breach or violation of any covenant or agreement, or any other claim, whether in contract, tort or otherwise (including any claim for conspiracy or aiding and abetting any other person), arising directly or indirectly from this Agreement or any of the transactions contemplated herein. Notwithstanding the foregoing limitations, claims for damages arising from or relating to a breach by Seller of Section 4.4 of this Agreement may be brought at any time following the Closing and such damages shall not be subject to the Cap.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

SELLER:

SENIOR LIVING COMMUNITIES, LLC

By:    /s/Donald O. Thompson, Jr.
Donald O. Thompson, Jr.
Title: Manager

OSPREY VILLAGE AT AMELIA ISLAND, LTD.
By: Kapson GP LLC, General Partner
By: Senior Living Communities, LLC, Manager

By:    /s/Donald O. Thompson, Jr.
Donald O. Thompson, Jr.
Title: Manager

LITCHFIELD RETIREMENT, LLC SUMMIT HILLS, LLC RIDGECREST RETIREMENT, LLC
BRIGHTWATER RETIREMENT, LLC
MARSH'S EDGE, LLC CASCADES RETIREMENT, LLC CASCADES NURSING, LLC

By: Senior Living Communities, LLC, Manager

By:    /s/Donald O. Thompson, Jr.
Donald O. Thompson, Jr.
Title: Manager

(Asset Purchase Agreement —Signature Page 1 of 3)

HOMESTEAD HILL RETIREMENT LIMITED PARTNERSHIP
By: Kapson GP LLC, General Partner By: Senior Living Communities, LLC,
Manager

By:    /s/Donald O. Thompson, Jr.
Donald O. Thompson, Jr.
Title: Manager

(Asset Purchase Agreement —Signature Page 2 of 3)

PURCHASER:

NHI--REIT OF SEASIDE, LLC

By: /s/J. Justin Hutchens
J. Justin Hutchens, President

(Asset Purchase Agreement —Signature Page 3 of 3)

EXHIBIT A

FACILITIES

Facility Name Subtenant	Street Address County	Facility Type (per license) Beds/Units
Homestead Hills Homestead Hill Retirement Limited Partnership	3250 Homestead Club Drive Winston-Salem, NC 27013 County: Forsyth
142 independent living units (80
cottages ; 62 apartments)

48 assisted living units and 18 memory care units (licensed for 66 adult care beds, including 18 Alzheimer’s/Dementia special care units)
40 skilled nursing beds Under construction: 33
independent living apartments
(expected completion June 2015)

Potential cottages to be constructed: 3

RidgeCrest Ridgecrest Retirement, LLC	1000 RidgeCrest Lane Mt. Airy, NC 27030 County: Surry	60 independent living apartments 24 assisted living units (licensed for 28 adult care home beds) Zoned for an additional 60 independent living apartments and 24 health care units
The Lakes at Litchfield Litchfield Retirement, LLC	120 Lakes at Litchfield Drive Pawley’s Island, SC 29585 County: Georgetown
Licensed as a Continuing Care
Retirement Community

119 independent living units (59
cottages; 60 apartments)

41 assisted living units and 24 memory care units (licensed for 79 CRCF beds)

24 skilled nursing beds (17 community and
7 institutional)

Potential cottages to be constructed: 1 duplex (2 units)

Facility Name Subtenant	Street Address County	Facility Type (per license) Beds/Units
Summit Hills Summit Hills, LLC	110 Summit Hills Drive Spartanburg, SC 29307 County: Spartanburg
Licensed as a Continuing Care
Retirement Community

129 independent living units (69 cottages; 60 apartments)

51 assisted living units and 12 memory care units (licensed for 79 CRCF beds)
33 skilled nursing beds Potential cottages to be
constructed: 60

Brightwater Brightwater Retirement, LLC	101 Brightwater Drive Myrtle Beach, SC 29579 County: Horry
Licensed as a Continuing Care
Retirement Community

114 independent living units (18
cottages; 96 apartments)

24 assisted living units and 24 memory care units (licensed for 56 CRCF beds)
67 skilled nursing beds Development approvals for an
additional 90 cottages and 90 apartments

Cascades Verdae Cascades Retirement, LLC (independent living units) Cascades Nursing, LLC (non- independent living units/beds)	10 Fountainview Terrace Greenville, SC 29607 County: Greenville
Licensed as a Continuing Care
Retirement Community

207 independent living units (43
cottages; 164 villas)

48 assisted living units and
24 memory care units (licensed for 92 CRCF beds)

44 skilled nursing beds

Under construction: horizontal improvements on additional land for 23 cottages

Potential cottages and villas to be constructed: 23 cottages and 40 villas

Facility Name Subtenant	Street Address County	Facility Type (per license) Beds/Units
Marsh’s Edge Marsh’s Edge, LLC	136 Marsh’s Edge Lane St. Simons Island, GA 31522 County: Glynn
Licensed as a Continuing Care
Retirement Community

140 independent living units (30 cottages; 110 apartments)

20 assisted living units and
12 memory care units (licensed for 32 personal care home beds)
20 skilled nursing beds Development approvals for an
additional 60 apartments

Osprey Village Osprey Village at Amelia Island, Ltd.	48 Osprey Village Drive Amelia Island, FL 32034 County: Nassau	130 independent living units (94 cottages; 36 apartments) 30 assisted living units and 10 memory care units (licensed for 44 assisted living with extended congregate care beds)

EXHIBIT B-1

Form of Deed (North Carolina)

THIS INSTRUMENT PREPARED BY:

AFTER RECORDING RETURN TO:

PIN:

Excise Tax $

NORTH CAROLINA                    SPECIAL WARRANTY DEED

    COUNTY

THIS DEED made as of the      day of    , 2014, by and between

                        ,    a(n)                  (the    "Grantor"),    whose    address    is    _            ,    and
    ,    a(n)                  (the "Grantee"), whose address is                .    The designation Grantor and Grantee, as used herein, shall include said parties, their heirs, successors and assigns, and shall include singular, plural, masculine, feminine or neuter, as required by context.

This is not the personal residence of Grantor.

W I T N E S S E T H:

NOW, THEREFORE, the Grantor, for a valuable consideration paid by the Grantee, the receipt of which is hereby acknowledged, has and by these presents does grant, bargain, sell and convey unto Grantee in fee simple, that certain lot or parcel of land situated in the City

of    ,      follows:

County, North Carolina and more particularly described as

See Exhibit A attached hereto and made a part hereof by this reference.

TO HAVE AND TO HOLD the aforesaid lot or parcel of land and all privileges and appurtenances thereto belonging to the Grantee in fee simple.

And the Grantor covenants with the Grantee, that Grantor has done nothing to impair such title as Grantor received, and Grantor will warrant and defend the title against the lawful claims of all persons claiming by, under or through Grantor, except for the exceptions hereinafter stated.

Title to the property hereinabove described is subject to the following exceptions:

All easements restrictions and rights of way of record and the lien for ad valorem taxes for 2015 and subsequent years not yet due and payable.

[signature appears on the following page]

IN WITNESS WHEREOF, the Grantor has caused this instrument to be duly executed as of the day and year first above written.

a(n)

By:      Name:      Its:

STATE OF    _ COUNTY OF    _

I certify that the following person personally appeared before me this day, acknowledging to me that he/she signed the foregoing document:
    (insert name, not title)

Date:    , 2014

Print Name:	Notary Public
(Official Seal)    My Commission expires:

Exhibit A
Legal Description

EXHIBIT B-2

Form of Deed
(South Carolina)

THIS INSTRUMENT WAS PREPARED BY

AND SHOULD BE RETURNED TO:

SPACE ABOVE THIS LINE FOR RECORDER'S USE

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED, made and executed as of the

day of

    ,    2014,    by                        ,    a(n)                      (hereinafter    referred        to        as    the    "Grantor")        whose    address    is
    ,    to        ,    a(n)
        (hereinafter referred to as the "Grantee"), whose address is            .

W I T N E S S E T H:

THAT the Grantor, for and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable considerations, the receipt and sufficiency of which are hereby acknowledged by these presents does grant, bargain, sell, alien, remise, release, convey, and confirm unto the Grantee those certain pieces, parcels or tracts of land situated in    County, South Carolina, the same being more particularly described on the attached Exhibit "A" (hereinafter referred to as the "Subject Property");

TOGETHER WITH all the tenements, hereditaments, easements and appurtenances, including riparian rights, if any, thereto belonging or in anywise appertaining;

SUBJECT TO all restrictions, covenants, easements and stipulations of record affecting the Property.

TO HAVE AND TO HOLD the Subject Property in fee simple forever.

AND the Grantor does hereby covenant with and warrant to the Grantee that the Grantor is lawfully seized of the Subject Property in fee simple; that the Subject Property is not the homestead of Grantor; that the Grantor has good right and lawful authority to sell and convey the Subject Property; and that the Grantor fully warrants the title to the Subject Property and will defend the same against the lawful claims of all persons claiming by, through or under the Grantor, but against none other.

[Signature Page Follows]

IN WITNESS WHEREOF, the Grantor has caused these presents to be executed in manner and form sufficient to bind it as of the day and year first above written.

A(n)

By:      Name:      Title:

Witness:

Witness:

STATE OF      COUNTY OF

The    foregoing    instrument    was    acknowledged    before    me    this

day    of

    , 2014, by    , the    of
    , a(n)    , for and on behalf of said
    . He/She is personally known to me.

[NOTARY SEAL]

Notary Public Signature

Typed or Printed Notary Name

Notary Public-State of      Commission No.:      My Commission Expires:

The address for real estate tax bills is as follows:

EXHIBIT A TO SPECIAL WARRANTY DEED

EXHIBIT B-3

Form of Deed (Georgia)

After recording return to:

SPECIAL WARRANTY DEED

THIS    INDENTURE    is    made    this          day    of        _,    2014,    by

    , a(n)

(the "Grantor"), and

    , a(n)    (the "Grantee").

WITNESSETH, that the Grantor, for and in consideration of the sum of One Dollar and no/100ths ($1.00) lawful money of the United States of America, unto it well and truly paid by the Grantee, at or before the sealing and delivery hereof, the receipt whereof is hereby acknowledged, has granted, bargained, sold and conveyed, and by these presents does hereby grant, bargain, sell and convey unto the Grantee, its successors and assigns, the following described property:

ALL THAT CERTAIN lot or parcel of land situate at    ,
    , Georgia    , as more fully described on Exhibit A, attached hereto and made a part hereof.

UNDER AND SUBJECT TO, AND TOGETHER WITH, all easements, covenants, restrictions, declarations and encumbrances of record (collectively, the "Permitted Exceptions").

TOGETHER with all and singular the buildings, improvements, ways, streets, alleys, driveways, passages, easements, rights of way, agreements of record, waters, water-courses, rights, liberties, privileges, hereditaments and appurtenances, whatsoever unto the hereby granted premises belonging, or in any wise appertaining, and the reversions and remainders, rents, issues, and profits thereof, and all the estate, right, title, interest, property, claim and demand whatsoever of it, the Grantor, in law, equity, or otherwise howsoever, of, in and to the same and every part thereof.

TO HAVE AND TO HOLD the said bargained premises, together with all and singular the rights, members and appurtenances thereof, to the same being, belonging or in any wise appertaining, to the own proper use, benefit and behoove of Grantee, its successors and assigns, in fee simple.

AND the Grantor will warrant and forever defend the right and title to the above described property unto the Grantee against the claim of all persons whomsoever claiming by, through or under Grantor, subject to the Permitted Exceptions.

IN WITNESS WHEREOF, the Grantor has duly executed this Special Warranty Deed as of the day and year first above written.

Signed, sealed and delivered in the presence of:	Grantor:

Unofficial Witness	A(n)

Notary Public	By:
Name:
My commission expires:	Title:
Seal

Exhibit A

Legal Description

EXHIBIT B-4

Form of Deed (Florida)

PREPARED BY:

AFTER RECORDING RETURN TO:

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED is made and entered into as of this    day of    , 2014 by    , a(n)    , whose post office address is            (hereinafter called the “Grantor”), to
    , a(n)    , whose post office address is
        (hereinafter    called    the    “Grantee”). Wherever used herein, the terms “grantor” and “grantee” shall include singular and plural, heirs, legal representatives, and assigns of individuals, and the successors and assigns of corporations, wherever the context so admits or requires.

W I T N E S S E T H:

The Grantor, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other valuable considerations, receipt whereof is hereby acknowledged, by these presents does grant, bargain, sell, alien, remise, release, convey and confirm unto the Grantee, all that certain land situated in

County, Florida (the “Property”), as more particularly

described on Exhibit A attached hereto and incorporated herein by this reference.

TOGETHER with all the tenements, hereditaments and appurtenances thereto belonging or in anywise appertaining.

TO HAVE AND TO HOLD, the same in fee simple forever.

AND, the Grantor hereby covenants with the Grantee that it is lawfully seized of the Property in fee simple; that it has good right and lawful authority to sell and convey the Property; and the Grantor hereby covenants that Grantor will warrant and defend title to the Property against the lawful claims of all persons claiming by, through or under Grantor alone, but against none other.

This Deed is hereby made expressly subject to (a) zoning laws, rules and regulations affecting the Property, if any, (b) the lien of current ad valorem taxes not yet due and payable, which taxes shall be prorated as of the date of this Deed and are hereby assumed by Grantee, and the lien of all future ad valorem taxes, which taxes Grantee hereby assumes and agrees to pay, and (c) all restrictions, covenants, easements and stipulations of record affecting the Property.

IN WITNESS WHEREOF, the Grantor has caused these presents to be executed the day and year first above written.

Signed, sealed and delivered in the presence of:

Witnesses:

GRANTOR:

     , a(n)    _

[Print Name]

By:      Name:      Its:

[Print Name]

STATE OF      COUNTY OF

)
) ss:
)

The foregoing instrument was acknowledged before me this    day of    ,
2014,    by        ,    the            of
    ,    a(n)        ,    on    behalf    of    the
    . He/She is personally known to me or has produced a valid      driver’s license as identification.

(Signature)

(SEAL)

(Print Name) NOTARY PUBLIC
STATE OF

EXHIBIT “A”
TO SPECIAL WARRANTY DEED LEGAL DESCRIPTION OF THE PROPERTY

EXHIBIT C

FORM OF QUITCLAIM BILL OF SALE

BILL OF SALE

HEALTHCARE REIT, INC. a Delaware corporation (“Grantor”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby grant, remise, release and quitclaim unto NHI-REIT OF SEASIDE, LLC, a Delaware limited liability company (“Grantee”), all of the fixtures and articles of personal property of every kind and nature that are owned by Grantor and used in the operation of
        (the    “Facility”),    including,    without    limitation,    all machinery, equipment, furniture, furnishings, accessories, plans, specifications, drawings, architectural renderings, and all other tangible personal property used in the operation of the Facility (collectively, the “Assets”).

TO HAVE AND TO HOLD the same unto Grantee and its successors and assigns forever.

This Bill of Sale is made without representations or warranties of any kind, either express or implied, it being specifically intended that the assignment of the Assets is on an “as is, where is” basis only. THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE AND IN NO EVENT SHALL GRANTOR BE LIABLE FOR INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES.

IN WITNESS WHEREOF, Grantor has executed this Bill of Sale as of the
    day of    , 2014.

[GRANTOR]

By:	[Name]
[Title]

EXHIBIT C-1

FORM OF BILL OF SALE

BILL OF SALE

    ,    a

(“Grantor”),    for    good    and    valuable

consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby grant, bargain, sell, transfer and deliver unto NHI-REIT OF SEASIDE, LLC, a Delaware limited liability company (“Grantee”), all of the fixtures and articles of personal property of every kind and nature that are owned by Grantor and used in the operation of
        (the    “Facility”),    including,    without    limitation,    all machinery, equipment, furniture, furnishings, accessories, plans, specifications, drawings, architectural renderings, and all other tangible personal property used in the operation of the Facility (collectively, the “Assets”).

TO HAVE AND TO HOLD the same unto Grantee and its successors and assigns forever.

This Bill of Sale is made without representations or warranties of any kind, either express or implied, except as to title, it being specifically intended that the assignment of the Assets is on an “as is, where is” basis only. THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE AND IN NO EVENT SHALL GRANTOR BE LIABLE FOR INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES.

IN WITNESS WHEREOF, Grantor has executed this Bill of Sale as of the
    day of    , 2014.

[GRANTOR]

By:	[Name]
[Title]

EXHIBIT D

FIRPTA AFFIDAVIT

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of certain premises as more particularly described in Exhibit A attached hereto, the undersigned hereby certifies the following on behalf of HEALTH CARE REIT, INC. (“Seller”):

1.Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Seller’s federal tax identification number is [•];

3.	Seller’s address is [•];

4.Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my actual and current knowledge and belief it is true, correct and complete this [•] day of December, 2014.

HEALTH CARE REIT, INC.

By:

EXHIBIT A to FIRPTA AFFIDAVIT PROPERTY DESCRIPTION